BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
November 13, 2012

BLUE DOLPHIN APPOINTS CHRISTOPHER T. MORRIS TO BOARD OF DIRECTORS

Houston, Nov. 13 / PRNewswire / -- Blue Dolphin Energy Company (OTCQB:BDCO) (“Blue Dolphin”), primarily an independent refiner and marketer of petroleum products, today announced the appointment of Christopher T. Morris to Blue Dolphin’s Board of Directors to fill the Board seat vacated by a departing director.

Mr. Morris has served as the President of MPact Partners, an advisory firm that provides strategic, operational and financial advice to private sector and government contractors, since 2011.  He was a Vice President at Freddie Mac, overseeing the Business Management and Strategy, Single Family Division from July 2007 to 2010, the Strategy and Planning, Mission Division from March 2004 to June 2007, and Business Development from 2000 to February 2004.  He began his career in 1983 at Drexel Burnham Lambert, Inc. He earned a Bachelor of Arts in Economics from Stanford University and a Masters in Business Administration from Harvard University.

Blue Dolphin Energy Company (OTCQX: BDCO) is primarily engaged in crude oil and condensate processing.  The company also gathers and transports oil and natural gas, as well as has leaseholds interests in oil and gas properties. For additional company information, visit Blue Dolphin’s corporate website at http://www.blue-dolphin-energy.com.

Contact:
Jonathan P. Carroll
Chief Executive Officer and President
713-227-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to: significant dependent relationship with Genesis and its affiliates; key supplier failure; loss of market share with or by a key customer; failure to comply with forbearance agreements relating to long-term indebtedness under which Blue Dolphin is in default; continued declines in throughput volumes and production rates from Blue Dolphin’s U.S. Gulf of Mexico leasehold properties; and the factors set forth under the heading “Risk Factors” in Part I, Item 1A of Blue Dolphin’s annual report on Form 10-K for the twelve month period ended December 31, 2011.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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